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                                                                       Exhibit 5

                       FIRST AMENDMENT TO RIGHTS AGREEMENT


         This First Amendment to Rights Agreement (this "Amendment"), dated as of November 13, 2002 is by and among Chicago Mercantile Exchange Holdings Inc., a Delaware corporation (the "Company"), Mellon Investor Services, LLC, a New Jersey limited liability company ("Mellon"), and Computershare Investor Services, LLC, a Delaware limited liability company ("Computershare").

                               W I T N E S S E T H

         WHEREAS, the Company and Mellon previously entered into a Rights Agreement (the "Rights Agreement"), dated as of November 30, 2001, under which Mellon was appointed to serve as the Rights Agent;

         WHEREAS, Mellon desires to resign as Rights Agent and the Company desires to accept such resignation and appoint Computershare as successor Rights Agent under the Rights Agreement;

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may supplement or amend the Rights Agreement from time to time in accordance with the provisions of Section 27 thereof; and

         WHEREAS, in connection with the resignation of Mellon as Rights Agent and the appointment of Computershare as successor Rights Agent, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable, and the Company, Mellon and Computershare desire to evidence such amendment in writing.

         NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

         Section 1. Resignation of Rights Agent. Mellon hereby resigns as Rights Agent under the Rights Agreement and the Company hereby accepts Mellon's resignation.

         Section 2. Appointment of the Successor Rights Agent. The Company hereby appoints Computershare as successor Rights Agent under the Rights Agreement and Computershare hereby accepts such appointment to serve as Rights Agent. The appointment of Computershare as Rights Agent is deemed effective as of November 13, 2002.

         Section 3. Waiver of Prior Written Notice. The Company, Mellon and Computershare each waive any requirements of prior written notice of a change of the Rights Agent under the Rights Agreement.

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         Section 4.  Amendment of Rights Agreement.  The Rights Agreement shall be amended as follows:

         (a) "Computershare Investor Services, LLC" shall be substituted throughout the Rights Agreement and exhibits and other attachments thereto for "Mellon Investor Services, LLC", including substituting all abbreviations therefore. As of the Effective Date, all references in the Rights Agreement to "Rights Agent" shall be deemed to refer to Computershare, Mellon shall no longer be the Rights Agent and Computershare shall be fully responsible for all obligations of the Rights Agent under the Rights Agreement.

         (b) Section 26 of the Rights Agreement is hereby amended by deleting the address for notice or demand to be given to the Rights Agent by the Company or by the holder of any Rights Certificate and substituting in lieu thereof the following:

                  Computershare Investor Services, LLC
                  Two North LaSalle Street
                  Chicago, Illinois 60602
                  Attention:  Relationship Manager

                  with a copy to:

                  Computershare Investor Services, LLC
                  Two North LaSalle Street
                  Chicago, Illinois 60602
                  Attention:  General Counsel

         (c) Section 32 of the Rights Agreement is hereby amended by deleting such section and substituting in lieu thereof the following:

         GOVERNING LAW. This Agreement, each Right and each Rights Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State; PROVIDED, HOWEVER, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

         Section 5. Continued Effectiveness. The parties hereto hereby acknowledge and agree that, except as specifically amended hereby, the Rights Agreement shall remain in full force and effect in accordance with its terms.

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         Section 6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

         Section 7. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

         Section 8. Except as otherwise expressly provided herein, or unless the context otherwise requires, all capitalized terms used herein have the meanings assigned to them in the Rights Agreement.


                            [SIGNATURE PAGE FOLLOWS]

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and effective as of the day and year above written.

                        CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.

                        By:    /s/ C.S. Donohue
                        Name:  Craig S. Donohue
                        Title: Executive Vice President &
                               Chief Administrative Officer


                        MELLON INVESTOR SERVICES, LLC


                        By:    /s/ Susan R. Hogan
                        Name:  Susan R. Hogan
                        Title: Vice President


                        COMPUTERSHARE INVESTOR SERVICES, LLC


                        By:    /s/ Keith A. Bradley
                        Name:  Keith A. Bradley
                        Title: Director, Client Services




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